Exhibit 99.1
BALLY TOTAL FITNESS RECEIVES NYSE DELISTING NOTIFICATION
Trading Suspension Scheduled For May 2, 2007
Company Anticipates Trading on Pink Sheets Following Suspension
CHICAGO, April 26, 2007 — Bally Total Fitness (NYSE: BFT) announced today that it was notified by NYSE Regulation, Inc. that trading in Bally common stock will be suspended prior to the market open on May 2, 2007. The NYSE also will take action to formally delist Bally’s common stock
NYSE Regulation indicated that its delisting determination was a result of Bally’s failure to satisfy the NYSE’s continued listing standards, including minimum market capitalization and minimum average share price requirements. Additionally, NYSE Regulation considered the Company’s failure to timely file is 2006 Annual Report on Form 10-K and its stated liquidity position. The Company had been in communication with NYSE Regulation regarding the Company’s noncompliance with continued listing standards, but was unsuccessful in its efforts to avoid suspension and potential delisting. The Company does not intend to appeal the NYSE’s determination.
The Company expects its common stock to be quoted on the Pink Sheets electronic quotation service following suspension.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 400 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness®, Bally Sports Clubs® and Sports Clubs of Canada ® brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.
CONTACT: Matt Messinger of Bally Total Fitness, +1-773-864-6850/